EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197887) and on Form F-3 (No. 333-202456) of uniQure N.V. of our report dated April 7, 2015 relating to the financial statements of uniQure N.V., which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Accountants N.V.

drs. A.C.M. van der Linden RA
Utrecht, Netherlands
April 7, 2015